Exhibit 99.2

Westlake Chemical Corporation

Press Release

(713) 960-9111
Contact:	David R. Hansen – Media Relations
Steve Bender – Investor Relations

Westlake Chemical Closes Offering of $250 Million Tax-Exempt Bonds

Houston, Texas, December 13, 2007 /PRNewswire/ – Westlake Chemical Corporation (NYSE:WLK) announced today that it has completed the issuance of $250 million of tax-exempt revenue bonds due November 1, 2032 with an interest rate of 6 3/4 % per annum (the “Bonds”). The Bonds were issued through the Louisiana Local Government Environmental Facilities and Community Development Authority, a political subdivision of the State of Louisiana. The proceeds from the Bond offering, which were issued under the Gulf Opportunity Zone Act of 2005, will be loaned by the Authority to Westlake Chemical Corporation. Westlake Chemical intends to use the proceeds of the bonds to expand, refurbish and maintain certain of its facilities in the Louisiana Parishes of Calcasieu and Ascension. Pursuant to the Loan Agreement that Westlake Chemical entered into with the Authority, Westlake Chemical is obligated to pay principal and interest on the Bonds. In connection with the issuance of the Bonds, Westlake Chemical issued $250 million of its 6 3/4 % Senior Notes due 2032 (the “Senior Notes”) to evidence and secure its payment obligations to the Authority under the Loan Agreement. The Senior Notes are unsecured and will rank equally in right of payment with other existing and future unsecured senior indebtedness of Westlake.

Albert Chao, Westlake Chemical’s Chief Executive Officer and President, stated, “We are pleased to have received this allocation of tax-exempt GO Zone Bonds from the State of Louisiana and to have completed this offering which increases our financial flexibility going forward and helps to fund our growth in Louisiana.”

This release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Westlake Chemical Corporation (WLK)

Westlake Chemical Corporation is a manufacturer and supplier of petrochemicals, polymers and fabricated products with headquarters in Houston, Texas. The company’s range of products includes: ethylene, polyethylene, styrene, propylene, caustic, VCM, PVC and PVC pipe, windows and fence. For more information, visit the company’s Web site at http://www.westlake.com.

The statements in this release relating to the proposed use of proceeds of the Bonds, as well as any other matters that are not historical facts, are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially. For more detailed information about factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2006, which was filed in February 2007.